UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2010

GOLUB CAPITAL BDC, INC.
(Exact name of Registrant as Specified in Its Charter)

DELAWARE	333-163279	27-2326940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 SOUTH WACKER DRIVE, SUITE 800, CHICAGO, IL                60606

(Address of Principal Executive Offices)                                                (Zip Code)

Registrant’s telephone number, including area code: (312) 205-5050

_______________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 16, 2010, Golub Capital BDC, Inc. (the “Company”) completed a $300 million term debt securitization. The notes offered in the collateralized loan obligation (the “Notes”) were issued by Golub Capital BDC 2010-1 LLC, a newly formed, indirect subsidiary of the Company (the “Issuer”), and are backed by a diversified portfolio of senior secured and second lien loans.  The transaction was executed through a private placement of approximately $174 million of Aaa/AAA Class A Notes which bear interest at the London Interbank Offered Rate, or LIBOR, plus 2.40%.  Golub Capital BDC 2010-1 Holdings LLC (the “Depositor”), a direct subsidiary of the Company, retained all of the Class B and Subordinated Notes, which totaled approximately $126 million.  The Class B Notes bear interest at a rate of LIBOR plus 2.40%, and the Subordinated Notes do not bear interest.  The Notes are scheduled to mature on July 20, 2021.

The proceeds of the private placement of the Notes, net of expenses, will be used to refinance the Company’s existing credit facility, as described below. As part of the transaction, the Company entered into a master loan and sale agreement with the Depositor and the Issuer under which the Company has agreed to sell or contribute certain senior secured and seond lien loans to the Depositor, and the Depositor has agreed to sell or contribute such loans to the Issuer and to purchase or otherwise acquire Subordinated Notes issued by the Issuer.  The Company has made customary representations, warranties and covenants in this master loan sale agreement.

In connection with the issuance and sale of the notes, the Company has made customary representations, warranties and covenants in the purchase agreement.  The Notes are the secured obligations of the Issuer, and an indenture governing the Notes includes customary covenants and events of default.   The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

GC Advisors LLC, the Company’s investment adviser, will serve as collateral manager to the Issuer under a collateral management agreement and will receive a fee for providing these services.  As a result, the Company has amended and restated its investment advisory agreement with GC Advisors LLC to provide that the base management fee payable under such agreement is reduced by an amount equal to the total fees that are paid to GC Advisors by the Issuer for rendering such collateral management services.

The descriptions of the documentation related to the debt securitization and the amended and restated investment advisory agreement contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the underlying agreements, attached hereto as Exhibits 10.1 through 10.5 and incorporated into this Current Report on Form 8-K by reference.

Item 1.02. Termination of a Material Definitive Agreement

In connection with the closing of the issuance and sale of the Notes, on July 16, 2010 the Company repaid its outstanding obligations under and terminated (i) the variable funding note indenture dated as of July 27, 2007, between Golub Capital Master Funding LLC, as issuer, and U.S. Bank National Association, as indenture trustee, and (ii) the sale and servicing agreement dated as of July 27, 2001, by and among Golub Capital Master Funding LLC,  as issuer, Golub Capital Incorporated, as originator and servicer, and  U.S. Bank National Association, as indenture trustee and collateral administrator (the “Existing Credit Facility”).  Obligations under the Existing Credit Facility would have otherwise matured on December 29, 2010.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

2

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Purchase Agreement, dated July 16, 2010, by and among Golub Capital BDC, Inc., Golub Capital BDC 2010-1 Holdings LLC, Golub Capital BDC 2010-1 LLC and Wells Fargo Securities, LLC
10.2	Master Loan Sale Agreement, dated July 16, 2010, by and between Golub Capital BDC, Inc., Golub Capital BDC 2010-1 LLC and Golub Capital BDC 2010-1 Holdings LLC
10.3	Indenture, dated July 16, 2010, by and between Golub Capital BDC 2010-1 LLC and U.S. Bank, National Association
10.4	Collateral Management Agreement, dated July 16, 2010, by and between Golub Capital BDC 2010-1 LLC and GC Advisors LLC
10.5	Amended and Restated Investment Advisory Agreement, dated July 16, 2010, by and between Golub Capital BDC, Inc. and GC Advisors LLC
99.1	Press Release, dated July 16, 2010.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Golub Capital BDC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLUB CAPITAL BDC, INC.

Date: July 16, 2010	By: /s/ Sean K. Coleman Name:Sean K. Coleman Title:Chief Financial Officer

4